Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Altria Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the incorporation by reference in this Registration Statement of our reports dated June 11, 2015 relating to the financial statements and supplemental schedules, which appear in the Annual Reports of the Deferred Profit-Sharing Plan for Salaried Employees and the Deferred Profit-Sharing Plan for Hourly Employees on Form 11-K for the year ended December 31, 2014.

/s/PricewaterhouseCoopers LLP

Richmond, Virginia

February 25, 2016